Record Second Quarter 2018 Results Announced by Reading International

➢ Achieves All-Time Record Quarterly Revenue of $84.2 million
➢ Second Quarter Operating Income of $8.6 million, Represents Second Highest Quarter on Record

Earnings Call Webcast to Discuss 2018 Second Quarter Financial Results

Scheduled to Post to Corporate Website on

Monday, August 13 2018

Culver City, California - (BUSINESS WIRE) August 9, 2018: Reading International, Inc. (NASDAQ: RDI) today announced record revenue results for the quarter ended June 30, 2018, while Operating Income was the second highest recorded for any quarter in the company’s history. Our Company reported Basic Earnings per Share (“EPS”) of $0.22 and $0.35, for the quarter and six months ended June 30, 2018, respectively.

Ellen Cotter, Chair, President and Chief Executive Officer said, “The second quarter represented another record period for Reading as we continued to build on our strong momentum from the first quarter. Our results were driven by the continued execution of our three-year plan and we achieved superior operational execution. Ongoing capital improvements and refurbishments to elevate the guest experience in our cinema business are having the desired impact. The strong film product and successful launch of our first dine-in concept, “Spotlight,” contributed to our results and increased interest in our enhanced U.S. food and beverage offerings.”

Consolidated revenue for the second quarter of 2018, increased by 16%, or $11.8 million, compared to the second quarter of 2017, primarily driven by: (i) the U.S. Cinema’s significant increase in attendance and total spend per patron, (ii) the opening of our new state-of-the-art eight screen Reading Cinema on December 14, 2017 in Newmarket, Australia, and (iii) increases in average ticket prices (“ATP”) in our U.S., Australian and New Zealand Cinemas.

The following table summarizes the second quarter and first half-of-the-year results for 2018 and 2017:

	Quarter Ended			Six Months Ended
			% Change			% Change
(Dollars in millions, except EPS)	June 30, 2018	June 30, 2017	Favorable/ (Unfavorable)	June 30, 2018	June 30, 2017	Favorable/ (Unfavorable)
Revenue	$84.2	$72.4	16%	$160.0	$141.9	13%
- US	47.0	34.8	35%	83.9	71.7	17%
- Australia	29.1	28.0	4%	58.9	55.2	7%
- New Zealand	8.1	9.6	(16)%	17.2	15.0	15%
Segment operating income (1)	$14.4	$12.5	15%	$26.3	$22.9	15%
Net income(2)	$5.0	$19.0	(74)%	$8.0	$22.1	(64)%
EBITDA (1)	$14.4	$30.7	(53)%	$25.4	$41.2	(38)%
Adjusted EBITDA (1)	$15.5	$21.9	(29)%	$28.1	$33.1	(15)%
Basic EPS (2)	$0.22	$0.82	(73)%	$0.35	$0.95	(63)%

(1) Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

COMPANY HIGHLIGHTS

•

Operating Results: For the quarter ended June 30, 2018, we achieved revenue of $84.2 million, up $11.8 million from the prior year. Our operating results benefitted from the strong performance of our US cinema operations.

•

Capex program: During the second quarter of 2018, we invested $18.0 million in capital improvements to our cinemas, continuing our investment in the upgrading of select cinemas and real estate properties.

•

Cinema activities: During the second quarter of 2018, we saw the benefit in performance as a result of the completed renovations at four U.S. theaters: Cal Oaks, Manville, Pearlridge, and Ward. We continue to upgrade our food and beverage (“F&B”) offerings and, as of June 30, 2018, we have obtained liquor licenses for 26 of our existing cinemas in the U.S., Australia and New Zealand. Our cinema pipeline includes three new cinemas in Australia that have been approved by our Board of Directors and which we anticipate bringing on line in 2019/2020.

We achieved a record second quarter in our online ticket sales in all three countries where we operate, led by “Avengers – Infinity War” and “Deadpool 2” exceeding previous first quarter records by as much as 144% in the U.S.  With the continued improvements of our websites and apps in the U.S. and improved online sales infrastructure to better serve high sales volume, “Avengers – Infinity War” set daily and weekly online record ticket sales in all countries.

•	Real estate activities:

•

Purchase of Land at Cannon Park, Australia – On June 13, 2018, we acquired a 163,000 square foot (15,150 square meter) parcel at our Cannon Park ETC, in connection with the restructuring of our relationship with the adjacent land owner.  Prior to the restructuring, this parcel was commonly owned by us and the adjoining land owner. In the restructuring, the adjoining land owner conveyed to us its interest in the parcel for AU$1. We granted the adjoining land owner certain access rights.

▪

Purchase of Property in Auburn, Australia – On June 29, 2018, we purchased a property for $3.5 million (AU$ 4.5 million) in Auburn (Sydney area), Australia. The property which borders our Redyard ETC in Auburn on three sides to the east, west and south and consists of an approximately 16,830 square foot building located on an estimated 20,870 square foot lot, is subject to a lease to Telstra Corporation through September 2022.  This will allow us time to plan for the efficient integration into our ETC.  Including this acquisition, our Redyard ETC represents approximately 519,992 square feet (48,309 square meters) of land, with approximately 1,620 feet (498 meters) of uninterrupted frontage to Parramatta Road, a major Sydney arterial motorway.

▪

Expansion Project for our Newmarket Shopping Center at an affluent suburb of Brisbane, Australia – In December 2017 we opened our eight-screen Reading Cinema with TITAN LUXE, including 10,150 square feet of additional retail space and 124 additional parking spaces. As of June 30, 2018, approximately 93% of this new retail space has been leased.

▪

Belmont (Perth, Australia) – In the first half of 2018, we continued with the re-positioning of our ETC in Belmont (a suburb of Perth), which features new F&B offerings and a Reading Cinema with TITAN LUXE. During the latter part of the second quarter of 2018, the Asian inspired Tao Café (with approximately 3,190 square feet) opened joining our existing restaurants, Dome Café and Tavolo.

▪

Manukau Land Rezoning (Auckland, New Zealand) – We own two parcels in Manukau comprising 64.0 acres zoned for light industrial use and 6.4 acres zoned for heavy industrial use. Now that our zoning enhancement goal is achieved, we are reviewing our options with respect to the value realization opportunities and commercial exploitation of this asset. We see this property as a future value realization opportunity. This tract is adjacent to the Auckland Airport which has recently been expanding toward our property. We are currently working with adjoining landowners to develop an infrastructure plan for the approximately 355 acres of rezoned land of which our property is a significant part.

▪

Minetta Lane (New York, USA) – In February 2018, we entered into a one-year license agreement with Audible, Inc. a subsidiary of Amazon, at the Minetta Lane Theatre.  We understand that Audible intends to produce one to two character plays, from which it will record audio productions available through Audible.

▪

Redevelopment of 44 Union Square Property (New York, USA) – At the beginning of January 2016, we ceased our live theatre business at our Union Square property in New York, terminated all tenant leases and prepared the property for redevelopment.  Accordingly, this property is no longer treated as an operating property. We anticipate that the 73,000 square foot redevelopment project in Union Square will be ready for the commencement of tenant fit-out in the first quarter of 2019. Retail and office leasing interest to date has been strong and we are currently in discussions with a number of quality tenants. This redevelopment will add approximately 23,000 square footage of rentable space to the current square footage of the building for an approximate total of 73,322 square feet of rentable space, inclusive of anticipated BOMA (Building Owners and Managers Association) adjustments and subject to lease negotiations and the final tenant mix.

▪

Cinema 1,2,3 Redevelopment (New York, USA) – In June 2017, we entered into an exclusive dealing and pre-development agreement with our adjoining neighbors, 260-264 LLC, to jointly develop the properties, currently home to Cinemas 1,2,3 and Anassa Taverna.  While this agreement has expired, we both (i) remain open to the common development of these properties given the synergies and value creation opportunities of the joint development and (ii) have been and will continue to evaluate alternative opportunities for the property.

Corporate Matters

▪	Our 2018 Annual Stockholders Meeting of the Company is scheduled to be held on November 7, 2018, and the record date for stockholders entitled to vote is September 17, 2018.

SEGMENT RESULTS

The following table summarizes the second quarter and first half-of-the-year segment operating results for 2018 and 2017:

	Quarter Ended			Six Months Ended
			% Change			% Change
(Dollars in thousands)	June 30, 2018	June 30, 2017	Favorable/ (Unfavorable)	June 30, 2018	June 30, 2017	Favorable/ (Unfavorable)
Segment revenue
Cinema
United States	$44,413	$33,425	33%	$82,400	$69,661	18%
Australia	27,137	25,425	7%	53,854	50,381	7%
New Zealand	8,633	8,594	-%	16,184	13,962	16%
Total	$80,183	$67,444	19%	$152,438	$134,004	14%
Real estate
United States	$952	$1,457	(35)%	$1,605	$2,044	(21)%
Australia	4,262	3,848	11%	8,366	7,434	13%
New Zealand	1,171	1,628	(28)%	2,371	1,953	21%
Total	$6,385	$6,933	(8)%	$12,342	$11,431	8%
Inter-segment elimination	(2,346)	(1,963)	(20)%	(4,737)	(3,567)	(33)%
Total segment revenue	$84,222	$72,414	16%	$160,043	$141,868	13%
Segment operating income
Cinema
United States	$4,698	$1,591	195%	$7,699	$4,099	88%
Australia	6,048	5,970	1%	11,965	11,915	-%
New Zealand	1,748	2,227	(22)%	3,115	2,865	9%
Total	$12,494	$9,788	28%	$22,779	$18,879	21%
Real estate
United States	$(66)	$266	(125)%	$(360)	$297	(221)%
Australia	1,533	1,549	(1)%	2,998	2,957	1%
New Zealand	447	941	(52)%	906	796	(14)%
Total	$1,914	$2,756	(31)%	$3,544	$4,050	(12)%
Total segment operating income (1)	$14,408	$12,544	15%	$26,323	$22,929	15%

“nm” – not meaningful for further analysis

(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Second Quarter Results:

Cinema segment operating income increased by 28%, or $2.7 million, to $12.5 million for the quarter ended June 30, 2018 compared to June 30, 2017, primarily driven by increased operating income in the U.S. due to higher average ticket price (“ATP”), higher spend per patron (“SPP”), and increased attendance.

•

Revenue in the United States increased by 33%, or $11.0 million, due to a 11% increase in ATP, a 5% increase in SPP, and a 22% increase in attendance. These changes are primarily due to improvements resulting from our continuous capital improvements at several of our theaters, the introduction of “Spotlight”, as well as strong film product for the quarter.

•	Australia’s cinema revenue increased by 7%, or $1.7 million, primarily due to an 8% increase in ATP, an 8% increase in SPP, offset by a 1% decrease in attendance.
•

While the attendance and SPP of our New Zealand cinema operations have increased versus the same period in 2017, our New Zealand revenue remained flat over the prior year quarter primarily because the 2016 quarter included business interruption insurance related to the Wellington earthquake.

The top three grossing films for the second quarter of 2018 were “Avengers: Infinity War”, “Deadpool 2”, and “Incredibles 2” representing approximately 36% of Reading’s worldwide admission revenues for the quarter. The top three grossing films in the second quarter of 2017 for Reading’s worldwide cinema circuits were “Guardians of the Galaxy Vol. 2”, “Wonder Woman”, and “The Fate of the Furious” , which represented approximately 32% of Reading’s admission revenues for the second quarter of 2017.

Six-Month Results:

Cinema segment operating income increased 21%, or $3.9 million, to $22.8 million for the six months ended June 30, 2018 compared to June 30, 2017, primarily driven by an 88% operating income growth in the U.S. market.  In addition, the re-opening of our Courtenay Central Cinema in Wellington, New Zealand contributed to the overall operating income as well as increases in higher ticket price (“ATP”) and higher spend per patron (“SPP”) across all three countries.

•	Revenue in the United States increased by 18%, or $12.7 million, primarily driven by increases in ATP, SPP, and attendance.
•	Australia’s cinema revenue increased by 7%, or $3.5 million, primarily due to an 8% increase in ATP, a 7% increase in SPP, offset by a 1% decrease in attendance.
•	New Zealand cinema revenue increased by 16%, or $2.2 million, as a result of the 17% increase in attendance, a 9% increase in SPP, and a 3% increase in ATP.

The top three grossing films for the first half of 2018 were “Avengers: Infinity War”, “Black Panther”, and “Deadpool 2” representing approximately 22% of Reading’s worldwide admission revenues, compared to the top three grossing films a year ago: “Beauty and the Beast”, “Guardians of the Galaxy Vol. 2”, and “Wonder Woman”, which represented approximately 19% of our admission revenues for the same period in 2017.

Real Estate

Second Quarter and Six-Month Results:

Real estate segment operating income decreased by 31%, or $0.8 million, to $1.9 million for the quarter ended June 30, 2018 compared to June 30, 2017.  For the six months ended June 30, 2018, the real estate segment operating income decreased by 12%, or $0.5 million, to $3.5 million, compared to the same period in 2017.   This was primarily attributable to a decrease in Live Theater revenue compared to prior year which was due to the settlement payment related to the STOMP arbitration, as well as the impact of business interruption insurance recorded in the second quarter of 2017 in New Zealand.  The overall decrease was offset by the increased operating revenue from our Courtenay Central ETC due to the full year of operations in 2018 compared to only one quarter of operation in 2017.

CONSOLIDATED AND NON-SEGMENT RESULTS

The second quarter and first half-of-the-year consolidated and non-segment results for 2018 and 2017 are summarized as follows:

	Quarter Ended			Six Months Ended
			% Change			% Change
(Dollars in thousands)	June 30, 2018	June 30, 2017	Favorable/ (Unfavorable)	June 30, 2018	June 30, 2017	Favorable/ (Unfavorable)
Segment operating income	$14,408	$12,544	15%	$26,323	$22,930	15%
Non-segment income and expenses:
General and administrative expense	(5,730)	(4,674)	(23)%	(11,886)	(9,425)	(26)%
Interest expense, net	(1,790)	(1,787)	-%	(3,384)	(3,647)	7%
Gain on sale of assets	--	9,417	n/a	-	9,417	%
Gain on insurance recoveries	--	9,217	n/a	-	9,217	%
Other	166	181	nm	224	1,152	81%
Total non-segment income and expenses	$(7,354)	$12,354	160%	$(15,046)	$6,714	324%
Income before income taxes	7,054	24,898	(72)%	11,277	29,644	62%
Income tax expense	(1,953)	(5,846)	67%	(3,108)	(7,549)	59%
Net income	$5,101	$19,052	(73)%	$8,169	$22,095	(63)%
Less: net income attributable to noncontrolling interests	102	20	nm	124	32	nm
Net income attributable to RDI common stockholders	$4,999	$19,032	(74)%	$8,045	$22,063	(64)%

“nm” – not meaningful for further analysis

Second Quarter and First Half-of-the-Year Net Results

Net income attributable to RDI common stockholders decreased by 74%, or $14.0 million, to $5.0 million for the quarter ended June 30, 2018 compared to the same period prior year. The decrease in net income attributable to RDI common stockholders is due to a one-time gain on insurance recoveries of $9.2 million and a $9.4 million gain on sale of assets that were recognized for the quarter ended June 30, 2017 offset by increased operating income.  Additionally, there was an increase in non-segment G&A expenses in 2018. Basic EPS for the quarter ended June 30, 2018 decreased by $0.60 to $0.22 from the prior-year quarter.

Net income attributable to RDI common stockholders decreased by 64%, or $14.0 million, to $8.0 million for the six months ended June 30, 2018 compared to the same period prior year.  Basic EPS for the first half of 2018 decreased by $0.60 to $0.35 from the prior-year period, mainly attributable to the one-time gain on insurance recoveries and gain on asset sale recognized for the six-months ended June 30, 2017.

Non-Segment General & Administrative Expenses

Non-segment general and administrative expense for the quarter and six months ended June 30, 2018 compared to the same period of the prior year increased by 23%, or $1.1 million, and 26%, or $2.5 million, respectively. This increase mainly relates to higher legal expenses incurred on the Derivative Litigation, the Cotter Employment Arbitration, other Cotter litigation matters (discussed further below), and higher compensation costs, due to headcount and the timing of annual salary increases as well as the timing of recording increases in variable compensation costs.

Litigation

Legal fees associated with the Cotter Derivative Litigation totaled $1.2 million and $2.6 million for the three and six months ended June 30, 2018.   On June 18, 2018, the Nevada District Court dismissed in summary judgment the last of Jim Cotter, Jr’s derivative claims without trial.  Accordingly, the trial scheduled for July 9, 2018, has been vacated and the matter moved to appeal.  It is anticipated that the dismissal will result in a material decrease in non-segment legal expenses for the remainder of the year.

Gain on Sale of Assets

$9.4 million represented our full recognition of the transaction gain triggered by the additional payment from the buyer of our Burwood property in Australia, and was recognized in the second quarter of 2017.

Gain on Insurance Proceeds

$9.2 million represented the gain recognized in 2017 on the final insurance settlement proceeds relating to the earthquake damage to our Courtenay Central parking structure (excluding business interruption insurance payments).

Income Tax Expense

Income tax expense for the quarter and six months ended June 30, 2018 decreased by $3.9 million and $4.4 million, respectively, compared to the equivalent prior-year period.  The change between 2018 and 2017 is primarily related to lower pretax income, the reduction of U.S. statutory corporate tax rate as the result of the Tax Act, foreign tax credit, partially offset by higher tax rates overseas versus the US and non-taxable insurance proceeds received in 2017.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $12.7 million, to $435.7 million at June 30, 2018, compared to $423.0 million at December 31, 2017. This was primarily driven by increases in our operating and investment properties relating to capital enhancements in our existing cinemas and capital investments relating to major real estate projects, primarily (i) the redevelopment of our Union Square property in New York, and (ii) the expansion of our Newmarket property in Brisbane, Australia.  These were offset by a reduction in our foreign-operation asset values due to a decrease in the foreign exchange rates relative to the U.S. dollar.  Available cash resources generated from operations and proceeds received from borrowings funded these capital investments.

Cash and cash equivalents at June 30, 2018 were $12.7 million, including approximately $6.2 million in the U.S., $3.0 million in Australia, and $3.5 million in New Zealand. We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

As part of our operating cycle, we collect cash from (i) our cinema business when selling tickets and food and beverage items, and (ii) rental income typically received in advance; we utilize these collections, to reduce our long-term borrowings and realize savings on interest charges. We then settle our operating expenses generally with a lag within traditional trade terms. This cash management generates a temporary working capital deficit, which is positive for the company. We review the maturities of our borrowings and negotiate for renewals and extensions, as necessary for liquidity purposes. We believe the cash flow generated from our operations coupled with our ability to renew and extend our credit facilities will provide sufficient liquidity in the upcoming year.

The table below presents the changes in our total available resources (cash and borrowings), debt-to-equity ratio, working capital and other relevant information addressing our liquidity for the six months ended June 30, 2018 and preceding four years:

	As of and for the 6-Months Ended	Year Ended December 31
($ in thousands)	6/30/2018	2017	2016	2015	2014
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$12,742	$13,668	$19,017	$19,702	$50,248
Unused borrowing facility	108,983	137,231	117,599	70,134	45,700
Restricted for capital projects(1)	49,803	62,280	62,024	10,263	--
Unrestricted capacity	59,180	74,951	55,575	59,871	45,700
Total resources at period end	121,725	150,899	136,616	89,836	95,948
Total unrestricted resources at period end	71,922	88,619	74,592	79,573	95,948
Debt-to-Equity Ratio
Total contractual facility	$270,746	$271,732	$266,134	$207,075	$201,318
Total debt (gross of deferred financing costs)	161,763	134,501	148,535	130,941	164,036
Current	10,747	8,109	567	15,000	38,104
Non-current	151,016	126,392	147,968	115,941	125,932
Total book equity	181,168	181,241	146,615	138,951	133,716
Debt-to-equity ratio	0.89	0.74	1.01	0.94	1.23
Changes in Working Capital
Working capital (deficit)	$(36,191)	$(46,971)	$6,655	$(35,581)	$(15,119)
Current ratio	0.46	0.42	1.10	0.51	0.84
Capital Expenditures (including acquisitions)	$41,180	$76,708	$49,166	$53,119	$14,914

(1) This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015.

Below is a summary of the available credit facilities as of June 30, 2018:

	As of June 30, 2018
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$31,000	$24,000	$--	$24,000
Bank of America Line of Credit (USA)	5,000	--	5,000	--	5,000
Union Square Construction Financing (USA)	57,500	19,888	37,612	37,612	--
NAB Corporate Term Loan (AU) (1)	49,203	42,729	6,474	--	6,474
Westpac Bank Corporate (general/non-construction) Credit Facility (NZ) (1)	23,706	--	23,706	--	23,706
Westpac Bank Corporate (construction) Credit Facility (NZ) (1)	12,191	--	12,191	12,191	--
Total	$202,600	$93,617	$108,983	$49,803	$59,180

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of June 30, 2018.

The $49.8 million representing borrowings restricted for capital projects is composed of the $37.6 million and $12.2 million (NZ$18.0 million) unused capacity for the Union Square development and construction funding for New Zealand operations, respectively. Our Minetta and Orpheum Theatres Loan will become due November 1, 2018. Currently, we are negotiating with our lender to renew this borrowing on a long-term basis.

Our overall global operating strategy is to conduct business mostly on a self-funding basis by country (except for funds used to pay an appropriate share of our U.S. corporate overhead). However, we may, from time to time, move funds between jurisdictions where circumstances merit such action as part of our goal to minimize our cost of capital.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of its performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We have included EBITDA in this Earnings Release, as we believe that it provides management and our investors with additional information necessary to properly measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe are appropriate adjustable items, described as follows:

•

Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters – while we started to incur expenses in relation to these legal matters in 2015, we believe that the majority of these costs were thrust upon the Company as it became necessary to defend the Company’s position in the Derivative litigation and related matters, to resolve Mr. Cotter, Jr.’s claims relating to his termination, and to protect our Company’s interests, and that of our shareholders in light of Mr. Cotter, Jr.’s efforts to effect a change of control of our Company. For this reason, we believe these costs should also be treated as non-recurring in nature and accordingly, an adjustable item for purposes of determining our Adjusted EBITDA.

In cases of property sales, we have not made adjustments for any gains, in line with our overall business strategy that at any time, we may decide to dispose of any property when we believe that an asset has reached the highest value that we could reasonably achieve without investing substantial additional sums for land use planning, construction and marketing.

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Six Months Ended
	June 30	June 30	June 30	June 30
(Dollars in thousands)	2018	2017	2018	2017
Net Income	$4,999	$19,032	$8,045	$22,063
Add: Interest expense, net	1,790	1,787	3,384	3,647
Add: Income tax expense	1,953	5,846	3,108	7,549
Add: Depreciation and amortization	5,626	4,054	10,877	7,987
EBITDA	$14,368	$30,719	$25,414	$41,246
Adjustments for:
Gain on insurance recoveries	--	(9,217)	--	(9,217)
Legal expenses relating to the derivative ligation, the Cotter employment arbitration and other Cotter litigation matters	1,163	387	2,641	1,032
Adjusted EBITDA	$15,531	$21,889	$28,055	$33,061

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on August 13, 2018, that will feature prepared remarks from Ellen Cotter, President & Chief Executive Officer; Dev Ghose, Executive Vice President & Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on August 10, 2018 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting http://www.readingrdi.com/about/#earnings-call.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theatres operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Red Yard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectations will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the number and attractiveness to movie goers of the films released in future periods;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast and DVD rentals and sales, and online streaming;

o	the cost and impact of improvements to our cinemas, such as improved seating, enhanced food and beverage offerings and other improvements;
o	service disruption during theater improvements; and
o	the extent to and the efficiency with which we are able to integrate acquisitions of cinema circuits with our existing operations.

•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;
o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	our ability to renew, extend or renegotiate our loans that mature in 2018;
o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	our exposure to cyber-security risks, including misappropriation of customer information or other breaches of information security;
o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control. Such factors can be, changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

In addition to the forward-looking factors set forth above, we encourage you to review Item 1A. “Risk Factors,” from our Company’s Annual Report on SEC Form 10-K for the Year Ended December 31, 2017.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017 (1)	2018	2017(1)
Revenue
Cinema	$80,183	$67,443	$152,438	$134,003
Real estate	4,039	4,970	7,605	7,864
Total revenue	84,222	72,413	160,043	141,867
Costs and expenses
Cinema	(60,306)	(52,139)	(115,254)	(103,921)
Real estate	(2,551)	(2,342)	(4,935)	(4,377)
Depreciation and amortization	(5,626)	(4,054)	(10,877)	(7,987)
General and administrative	(7,165)	(6,118)	(14,761)	(12,291)
Total costs and expenses	(75,648)	(64,653)	(145,827)	(128,576)
Operating income	8,574	7,760	14,216	13,291
Interest expense, net	(1,790)	(1,787)	(3,384)	(3,647)
Gain on sale of assets	--	9,417	--	9,417
Gain on insurance recoveries	--	9,217	--	9,217
Other (expense) income	(61)	27	(143)	848
Income before income tax expense and equity earnings of unconsolidated joint ventures	6,723	24,634	10,689	29,126
Equity earnings of unconsolidated joint ventures	331	264	588	518
Income before income taxes	7,054	24,898	11,277	29,644
Income tax expense	(1,953)	(5,846)	(3,108)	(7,549)
Net income	$5,101	$19,052	$8,169	$22,095
Less: net income attributable to noncontrolling interests	102	20	124	32
Net income attributable to Reading International, Inc. common shareholders	$4,999	$19,032	$8,045	$22,063
Basic earnings per share attributable to Reading International, Inc. shareholders	$0.22	$0.82	$0.35	$0.95
Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.22	$0.81	$0.35	$0.94
Weighted average number of shares outstanding–basic	22,933,589	23,148,995	22,979,436	23,168,703
Weighted average number of shares outstanding–diluted	23,147,373	23,396,143	23,193,220	23,415,851

1 Certain prior period amounts have been reclassified to conform to the current period presentation.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited; U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$12,742	$13,668
Receivables	8,371	13,050
Inventory	1,418	1,432
Prepaid and other current assets	7,916	5,325
Total current assets	30,447	33,475
Operating property, net	265,586	264,724
Investment and development property, net	74,042	61,254
Investment in unconsolidated joint ventures	5,112	5,304
Goodwill	19,686	20,276
Intangible assets, net	7,805	8,542
Deferred tax asset, net	25,776	24,908
Other assets	7,258	4,543
Total assets	$435,712	$423,026
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$24,051	$34,359
Film rent payable	10,774	13,511
Debt – current portion	10,747	8,109
Taxes payable – current	4,383	2,938
Deferred current revenue	7,341	9,850
Other current liabilities	9,342	11,679
Total current liabilities	66,638	80,446
Debt – long-term portion	119,946	94,862
Subordinated debt, net	27,574	27,554
Noncurrent tax liabilities	12,040	12,274
Other liabilities	28,346	26,649
Total liabilities	254,544	241,785
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
33,101,614 issued and 21,309,702 outstanding at June 30, 2018, and 33,019,565 issued and 21,251,291 outstanding at December 31, 2017	232	231
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 20 18 and December 31, 2017	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2018 and December 31, 2017	--	--
Additional paid-in capital	146,567	145,898
Retained earnings	40,918	32,679
Treasury shares	(23,303)	(22,906)
Accumulated other comprehensive income	12,332	20,991
Total Reading International, Inc. stockholders’ equity	176,763	176,910
Noncontrolling interests	4,405	4,331
Total stockholders’ equity	181,168	181,241
Total liabilities and stockholders’ equity	$435,712	$423,026